Exhibit 99

Patterson Companies To Report Second Quarter Earnings

Below Expectations And Revises Full-Year Guidance

St. Paul, MN—November 18, 2005—Patterson Companies, Inc. (Nasdaq: PDCO) today announced that it expects revenues of approximately $641 million and earnings of $0.32 per diluted share for the second quarter of fiscal 2006 ended October 29, compared to the previously issued guidance for this period of $0.35 to $0.37 per diluted share. Patterson reported earnings of $42,504,000 or $0.31 per diluted share in the second quarter of fiscal 2005.

Patterson plans to release final second quarter operating results on November 23.

Patterson’s second quarter earnings were affected primarily by weaker than forecasted sales growth of basic dental equipment, including chairs, lights and cabinets. A below-plan performance at the Patterson Medical unit also contributed to the second quarter earnings shortfall. Consistent with prior statements, the operations of Accu-Bite, Inc., the Michigan-based dental distributor acquired in September 2005, had a neutral impact on Patterson’s consolidated profitability.

Patterson is taking actions to strengthen the growth of its basic dental equipment business, but these measures are not expected to have a significant near-term impact on the growth rate of dental equipment sales. As a result, Patterson issued revised full-year fiscal 2006 earnings guidance of $1.44 to $1.46 per diluted share, down from the previously reported guidance of $1.54 to $1.58 per diluted share.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information contact:

R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415